Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement (Form S-3) and related Prospectus of Phillips-Van Heusen Corporation for the registration of 25,134,430 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2003, with respect to the consolidated financial statements and schedule of Phillips-Van Heusen Corporation included in its Annual Report (Form 10-K) for the year ended February 2, 2003, filed with the Securities and Exchange Commission.

New York, New York
November 17, 2003	/s/ ERNST & YOUNG LLP